As filed with the Securities and Exchange Commission on January 13, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TWINLAB CONSOLIDATED HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-3951742
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

632 Broadway

Suite 201

New York, New York 10012

(Address of Principal Executive Offices) (Zip Code)

TWINLAB CONSOLIDATION CORPORATION 2013 STOCK INCENTIVE PLAN, ASSUMED BY TWINLAB CONSOLIDATED HOLDINGS, INC.

(Full title of the plan)

Thomas A. Tolworthy

President and Chief Executive Officer

Twinlab Consolidated Holdings, Inc.

632 Broadway, Suite 201

New York, New York 10012

(Name and address of agent for service)

(212) 651-8500
(Telephone number, including area code, of agent for service)

Copies to:

Joel I. Frank, Esq.

Wilk Auslander LLP

1515 Broadway

New York, New York 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)
☒	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1, 2)	Amount of registration fee
Common stock, par value $0.001 per share	8,812,492	$0.0045	$39,656.21	$4.61

(1)	Represents 8,812,492 of the maximum 20,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), issuable under the Twinlab Consolidation Corporation 2013 Stock Incentive Plan, assumed by Twinlab Consolidated Holdings, Inc.(the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such number of shares of Common Stock registered hereby shall include an indeterminable number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Based on a price of $0.0045 per share and is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The price per share is estimated based on the book value of the Common Stock of Twinlab Consolidated Holdings, Inc. (the “Company”) as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the note to Part I of Form S-8. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants in the Plan pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Richard H. Neuwirth, the Company’s Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company under File No. 000-55181, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(1)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 0-55181) filed with the Commission on April 4, 2014 under Section 12 of the Exchange Act.

(2)	The Company’s Report on Form 10-Q for the quarterly period ended February 28, 2014 filed with the Commission on April 21, 2014, Report on Form 10-Q for the quarterly period ended May 31, 2014 filed with the Commission on July 18, 2014, Report on Form 10-Q for the quarterly period ended August 31, 2014 filed with the Commission on October 15, 2014 and Report on Form 10-Q for the quarterly period ended September 30, 2014 filed with the Commission on November 11, 2014.

(3)	The Company’s Current Report on Form 8-K filed with the Commission on May 5, 2014, Current Report on Form 8-K filed with the Commission on July 10, 2014, Current Report filed with the Commission on August 8, 2014,Current Report on Form 8-K filed with the Commission on August 29, 2014, Current Report filed with the Commission on September 4, 2014, Current Report on Form 8-K filed with the Commission on September 12, 2014, Current Report on Form 8-K filed with the Commission on September 17, 2014, Current Report on Form 8-K filed with the Commission on September 22, 2014, Current Report on Form 8-K filed with the Commission on October 6, 2014, Current Report on Form 8-K filed with the Commission on November 18, 2014, Current Report on Form 8-K filed with the Commission on December 5, 2014 and Current Report on Form 8-K filed with the Commission on December 16, 2014.

All reports and other documents filed or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post–effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (“NRS”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprises (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful. A corporation is not empowered to indemnify an Indemnified Party against claims resulting from the act or failure to act of the Indemnified Party if the Indemnified Party’s act or failure to act constituted a breach of the Indemnified Party’s fiduciary duties as a director or officer and involved intentional misconduct, fraud or a knowing violation of law.

Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been finally adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought, or other court of competent jurisdiction, determines upon application that in view of all the circumstances, the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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Section 78.7502 of the NRS further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2 of Section 78.7502 of the NRS (as described above) or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of Section 78.751 of the NRS provides that any discretionary indemnification under Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

Subsection 2 of Section 78.751 of the NRS provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the NRS provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the NRS, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

The Registrant has entered into Indemnification Agreements with each of its directors and officers as allowed by applicable Nevada law.

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The Registrant’s Bylaws provide that provide that the Company may, to the fullest extent permitted under the NRS, indemnify any and all persons whom it has the power to indemnify under said law from any and all expenses, liabilities or other matters referred to in such law.

Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Registrant’s Bylaws authorize the Registrant to maintain insurance to cover such liabilities. The Registrant has purchased Directors’ and Officer’s Liability Insurance to protect directors and officers of the Registrant from any liability asserted against them for acts taken or omissions occurring in their capacities as such. The Registrant is not required to maintain such insurance and there can be no assurance that the Registrant will continue to maintain such insurance or coverage in such amounts.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(i)(a) to the Company’s Registration Statement on Form S-1, File No. 333-193101, filed on December 27, 2013).

4.2	Certificate of Amendment to Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(i)(a) to the Company’s Current Report on Form 8-K filed on August 8, 2014).

4.3	Certificate of Change to Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(i)(c) to the Company’s Current Report on Form 8-K filed on August 29, 2014).

4.4	By-Laws of the Company (incorporated by reference to Exhibit 3(ii)(a) to the Company’s Registration Statement on Form S-1, File No. 333-193101, filed on December 27, 2013).

4.5	Specimen Common Share Certificate (incorporated by reference to Exhibit 4 (c) to the Company’s Registration Statement on Form S-1, File No. 333-193101, filed on December 27, 2013).

5	Opinion of Wilk Auslander LLP regarding the legality of the securities being registered.*

23.1	Consent of Wilk Auslander LLP to the filing of its opinion (included in Exhibit 5).*

23.2	Consent of Tanner LLC to the incorporation by reference of their report on the consolidated financial statements included in the Company’s Current Report on Form 8-K filed on September 22, 2014.*

24	Power of Attorney (included on the signature page of this Registration Statement).*

99.1	Twinlab Consolidation Corporation 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on September 22, 2014).

* Filed herewith

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Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those Paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 13, 2015.

TWINLAB CONSOLIDATED HOLDINGS, INC.

/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	President and Chief Executive Officer

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. Tolworthy and Mark R. Jaggi, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act and any rules, regulations and requirements of the Commission in connection with this registration statement on Form S-8 and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Thomas A. Tolworthy Thomas A. Tolworthy	President and Chief Executive Officer (Principal Executive Officer)	January 13, 2015
/s/ Mark R. Jaggi Mark R. Jaggi	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	January 13, 2015
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EXHIBIT INDEX

Exhibit

Number	Description

5	Opinion of Wilk Auslander LLP regarding the legality of the securities being registered.

23.1	Consent of Wilk Auslander LLP to the filing of its opinion (included in Exhibit 5).

23.2	Consent of Tanner LLC to the incorporation by reference of their report on the consolidated financial statements included in the Company’s Current Report on Form 8-K filed September 22, 2014.

24	Power of Attorney (included on the signature page of this Registration Statement).

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